Exhibit 99.1

Westar Energy Announces 1st Quarter 2017 Results.
TOPEKA, Kan., May 9, 2017 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $60 million, or $0.42 per share, for the first quarter 2017 compared with earnings of $66 million, or $0.46 per share, for the first quarter 2016.

Lower net income for the quarter, compared with last year, was driven by the effect of mild weather resulting in lower residential and commercial sales. Also contributing to the lower net income was a decrease in corporate-owned life insurance income, higher depreciation expense due in part to the start of operations of our Western Plains Wind Farm, and higher distribution expense from taking advantage of the warmer winter weather to execute our vegetation management strategy earlier in the year.

Additional Information
Because of the pending transaction with Great Plains Energy, Westar Energy will no longer host a quarterly webcast and conference call. Investors may continue to contact our Investor Relations Department at (785) 575-8227.

This earnings announcement, a package of detailed first-quarter financial information, the company's quarterly report on Form 10-Q for the period ended Mar. 31, 2017, and other filings the company has made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

As Kansas’ largest electric utility, Westar Energy, Inc. (NYSE:WR) provides customers the safe, reliable electricity needed to power their businesses and homes. We have 7,800 MW of electric generation capacity that includes renewables and traditional power sources with half the electricity supplied to our more than 700,000 customers from emissions free sources: nuclear, wind and solar, with a third coming from renewables. We are a leader in electric transmission in Kansas coordinating a network of lines and substations that supports one of the largest consolidations of wind energy in the nation. Our employees live, volunteer and work in the communities we serve..

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2016 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 3, 14 and 16; (2) those discussed in the company's Quarterly Report on Form 10-Q filed May 9, 2017, (a) under the heading, "Forward-Looking Statements," (b) in ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and (c) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 3, 11 and 12 and (d) in ITEM 1A. Risk Factors; and (3) other factors discussed in the company's filings with

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Westar Energy announces 1st quarter results

the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Media Relations Manager
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Cody VandeVelde
Director, Investor Relations
Phone: 785-575-8227
Cody.VandeVelde@westarenergy.com

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Westar Energy announces 1st quarter results

Westar Energy, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended Mar. 31,
	2017	2016	Change	% Change
	(Dollars In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$176,169	$179,290	$(3,121)	(1.7)
Commercial	155,707	165,673	(9,966)	(6.0)
Industrial	98,516	100,697	(2,181)	(2.2)
Other retail	(12,349)	(14,381)	2,032	14.1
Total Retail Revenues	418,043	431,279	(13,236)	(3.1)
Wholesale	77,367	67,412	9,955	14.8
Transmission	69,441	63,915	5,526	8.6
Other	7,723	6,844	879	12.8
Total Revenues	572,574	569,450	3,124	0.5
OPERATING EXPENSES:
Fuel and purchased power	113,855	100,058	13,797	13.8
SPP network transmission costs	60,674	60,760	(86)	(0.1)
Operating and maintenance	81,198	77,757	3,441	4.4
Depreciation and amortization	88,625	83,640	4,985	6.0
Selling, general and administrative	59,157	56,456	2,701	4.8
Taxes other than income tax	42,716	48,968	(6,252)	(12.8)
Total Operating Expenses	446,225	427,639	18,586	4.3
INCOME FROM OPERATIONS	126,349	141,811	(15,462)	(10.9)
OTHER INCOME (EXPENSE):
Investment earnings	3,155	2,016	1,139	56.5
Other income	1,300	9,477	(8,177)	(86.3)
Other expense	(5,316)	(5,543)	227	4.1
Total Other (Expense) Income	(861)	5,950	(6,811)	(114.5)
Interest expense	41,095	40,431	664	1.6
INCOME BEFORE INCOME TAXES	84,393	107,330	(22,937)	(21.4)
Income tax expense	20,911	38,622	(17,711)	(45.9)
NET INCOME	63,482	68,708	(5,226)	(7.6)
Less: Net income attributable to noncontrolling interests	3,821	3,123	698	22.4
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$59,661	$65,585	$(5,924)	(9.0)
BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING ATTRIBUTABLE TO WESTAR ENERGY, INC. (See 10-Q Note 2):
Basic earnings per common share	$0.42	$0.46	$(0.04)	(8.7)
Diluted earnings per common share	$0.42	$0.46	$(0.04)	(8.7)
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in thousands):
Basic	142,437	141,993	444	0.3
Diluted	142,696	142,311	385	0.3
DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.38	$0.02	5.3
Effective income tax rate	25%	36%

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